700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	E. Lynn Hill
Chief Accounting Officer
(832) 239-6096 or (800) 934-6083

FOR IMMEDIATE RELEASE

PLAINS RESOURCES ANNOUNCES INCREASED MERGER CONSIDERATION OF

$17.25 PER SHARE

HOUSTON, July 12, 2004—Plains Resources Inc. (NYSE: PLX—News) announced today that it has entered into an amendment to its previously announced merger agreement with Vulcan Energy Corporation (“Vulcan”) that increases the consideration to be received by stockholders in the merger from $16.75 to $17.25 per share of Plains Resources common stock. Plains Resources’ Chairman James C. Flores and its CEO John T. Raymond are participating with the affiliate of Vulcan Capital in the transaction.

In addition, Kayne Anderson Capital Advisors, L.P. and EnCap Investments, L.L.C. have entered into a voting agreement with Vulcan and granted Vulcan an irrevocable proxy to vote their respective shares in favor of the merger. As of June 14, 2004, the record date for the merger vote, these holders together beneficially owned or controlled approximately 12% of Plains Resources’ outstanding common stock. The approval and adoption of the amended merger agreement and the merger requires the affirmative vote of a majority of the outstanding common stock. Including Messrs. Flores and Raymond’s agreement to vote in favor of the merger, holders of approximately 17% of the outstanding common stock are contractually committed to vote in favor of the approval and adoption of the merger agreement and the merger.

Mr. William M. Hitchcock, a member of the Special Committee of the Board of Directors appointed to consider offers for Plains Resources, voted against the amendment to the merger agreement, citing his continuing belief that the merger consideration was not adequate. Mr. Hitchcock informed Vulcan that he would not support a transaction at less than $17.50 per share. Vulcan informed the special committee that $17.25 was its best and final offer. All other members of the Board of Directors (other than Mr. Flores, who did not attend the meeting) approved the amendment to the merger agreement and the Board of Directors reaffirmed its recommendation that Plains Resources’ stockholders vote in favor of the merger.

The amendment to the merger agreement provides that Plains Resources will pay Vulcan’s expenses incurred to date in connection with the merger. In addition, Mr. Flores and Mr. Raymond have

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agreed to modify their agreements regarding the management and ownership of Vulcan following the closing of the merger.

The Board of Directors has also considered the letter received on July 7, 2004 from Leucadia National Corporation. Leucadia’s July 7th letter, as more fully explained in Leucadia’s press release of the same date, suggested a leveraged recapitalization in which Plains Resources would remain a public company, would borrow approximately $175 million and use the proceeds to commence a tender offer to purchase up to 10 million shares of common stock at a price of $17.00 per share. Leucadia also proposed changes in the management and governance of Plains Resources.

The Special Committee had previously considered the possibility of a leveraged recapitalization and determined that such alternative would not result in superior value for Plains Resources’ stockholders. In addition, Leucadia’s July 7th letter is flawed in several respects, including that it:

•	ignored the fact that a leveraged recapitalization would not resolve Plains Resources’ significant tax issues;

•	failed to take into account the required repayment of Plains Resources’ existing indebtedness;

•	assumed that Plains Resources would have the ability to borrow $175 million;

•	incorrectly asserted that the $15 million termination fee would not be payable to Vulcan upon consummation of the suggested leveraged recapitalization; and

•	failed to take into account the other expenses that Plains Resources has incurred in connection with the merger and would incur in connection with a leveraged recapitalization, including the reimbursement of Vulcan’s expenses (estimated to be approximately $6 million) and $5 million of severance payments.

In light of these flaws, the aggregate amount of proceeds available to repurchase Plains Resources shares would be substantially less than the amount asserted by Leucadia, resulting in a significant overstatement of the free cash flow per share that would be available under the transaction suggested by Leucadia.

Plains Resources has scheduled a special meeting of its stockholders for July 22, 2004 at which its stockholders will vote upon the approval and adoption of the merger agreement, as amended. The Board of Directors fixed June 14, 2004 as the record date for the special meeting. Only holders of record of Plains Resources common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting. There can be no assurance that the merger will be completed.

ON JUNE 23, 2004, PLAINS RESOURCES FILED WITH THE SEC AND MAILED TO STOCKHOLDERS A DEFINITIVE PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS TO VOTE ON THE PROPOSED TRANSACTION WITH THE VULCAN GROUP, AND PLAINS RESOURCES AND THE VULCAN GROUP FILED WITH THE SEC A SCHEDULE 13E-3 AND MAY FILE OTHER RELEVANT DOCUMENTS WITH THE SEC CONCERNING THE PROPOSED TRANSACTION. PLAINS RESOURCES PLANS TO FILE WITH THE SEC AND MAIL TO STOCKHOLDERS A SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT AND PLAINS RESOURCES AND THE VULCAN GROUP PLAN TO FILE WITH THE SEC AN

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AMENDMENT TO THE SCHEDULE 13E-3 REFLECTING THE DEVELOPMENTS DISCUSSED IN THIS PRESS RELEASE. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE INTERESTS OF THE PARTICIPANTS IN THE SOLICITATION OF PROXIES.

YOU MAY OBTAIN THE DOCUMENTS FREE OF CHARGE AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. IN ADDITION, YOU MAY OBTAIN DOCUMENTS FILED WITH THE SEC BY PLAINS RESOURCES FREE OF CHARGE BY REQUESTING THEM IN WRITING FROM PLAINS RESOURCES AT 700 MILAM, SUITE 3100, HOUSTON, TEXAS 77002, ATTENTION: INVESTOR RELATIONS, OR BY TELEPHONE AT 832-239-6000.

Plains Resources, James C. Flores, John T. Raymond, Sable Investments, L.P., Sable Investments, LLC, Paul G. Allen and the affiliate of Vulcan Capital (which together with Mr. Flores, Mr. Raymond and Mr. Allen form the “Vulcan Group”), and the directors and executive officers of Plains Resources and the affiliate of Vulcan Capital, may be deemed to be participants in the solicitation of proxies from stockholders of Plains Resources in connection with the merger. INFORMATION ABOUT THE DIRECT AND INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, OF THESE PERSONS IS SET FORTH IN THE COMPANY’S PROXY STATEMENT FOR ITS 2003 ANNUAL MEETING, THE SCHEDULE 13D FILED WITH THE SEC BY THE VULCAN GROUP ON DECEMBER 1, 2003 AS AMENDED ON FEBRUARY 26, 2004, MARCH 25, 2004 AND APRIL 15, 2004, THE DEFINITIVE PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS FILED WITH THE SEC AND THE SCHEDULE 13E-3 FILED WITH THE SEC.

About Plains Resources

Plains Resources is an independent energy company engaged in the acquisition, development and exploitation of crude oil and natural gas. Through its ownership in Plains All American Pipeline, L.P., Plains Resources has interests in the midstream activities of marketing, gathering, transportation, terminalling and storage of crude oil. Plains Resources is headquartered in Houston, Texas.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, including the risk that Plains Resources may be unable to successfully complete the proposed merger. Factors that may cause actual results to differ from those contained in the forward-looking statements include the failure of Plains Resources’ stockholders to approve the merger at the special meeting or the failure of any party to the merger agreement to satisfy a condition for the closing of the merger on or prior to August 31, 2004. Other risks and uncertainties that could affect the ability of Plains Resources to complete the merger include, among other things, economic conditions, oil and gas price volatility, uncertainties inherent in the exploration for and development and production of oil and has in estimating reserves, regulatory changes, risks, uncertainties and other factors that could have an impact on Plains All American Pipeline, L.P. (“PAA”), which could in turn impact the value of the company’s holdings in PAA, and other factors discussed in Plains Resources’ filings with the SEC.

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